Exhibit 10.10
Quantinuum Management Incentive Plan
1.    PURPOSE
Quantinuum and its subsidiaries (hereinafter “Quantinuum” or “Company”) has adopted the Quantinuum Management Incentive Plan (“MIP” or “Plan”) to attract and retain highly qualified employees, to obtain from each the best possible performance, to underscore the importance to employees of achieving specific objectives established for Quantinuum, and to protect its corporate assets such as its trade secrets, proprietary and confidential information, customer goodwill, customer relationships, and employees. The Plan funding is approved annually by the Quantinuum Board of Directors (“Board”) and administered by the Chief Human Resources Officer (“CHRO”).
2.    ELIGIBILITY
Eligibility in the Plan is limited to each employee at or above a manager level of Quantinuum. The following employees shall be excluded from eligibility in the Plan: (i) employees who are eligible for any other performance-based annual incentive plan, including, but not limited to, a sales incentive plan, and (ii) employees who have not signed the Company’s Employee Agreement Related to Trade Secrets, Proprietary and Confidential Information, despite being requested and reminded to do so, unless the CHRO specifically designates such employees as eligible for the Plan. Eligibility will generally commence on the first day of the Plan Year; provided, however, that, except as otherwise specified in an employee’s offer, transfer, or promotion letter, employees hired, rehired, transferred, or promoted after October 31 of a Plan Year shall be ineligible for participation during such Plan Year. Employees ceasing to satisfy these eligibility criteria shall immediately cease to be an eligible employee under the Plan.
3.    MIP AWARD PAYMENT DATE
Incentive awards earned under the Plan (“MIP Awards”) will generally be paid within the first quarter of the calendar year following the close of the Plan Year, based on the results achieved during such Plan Year and as measured against predetermined objectives. Except as provided in Section 14, participants must be actively employed by the Company on the date of payment in order to receive a MIP Award.
4.    PLAN INTERPRETATION
Quantinuum’s Chief of Human Resources (“CHRO”), or his/her designee, has the sole and absolute discretion to (i) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); (ii) determine all questions of fact arising under the Plan; (iii) establish such rules and regulations (consistent with the terms of the Plan) as he/she deems necessary or appropriate for administration of the Plan; (iv) delegate responsibilities to others to assist him/her in administering the Plan; and (v) perform all other acts he/she believes reasonable and proper in connection with the administration of the Plan. Any determination of the CHRO, or his/her designee, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties. Notwithstanding anything in this Plan to the contrary, there can be no reduction to unpaid MIP Awards after a Change in Control.
5.    DEFINITIONS
“Base Salary” shall mean a participant’s base salary on September 1 of the applicable Plan Year (without regard to upward or downward adjustments after September 1). Notwithstanding the preceding sentence, the following rules apply for employees who are hired, rehired, transferred, or promoted after the beginning of a Plan Year, and who are eligible for participation in the Plan for that first short Plan Year (as provided in their offer, transfer, or promotion letter) (i) if the hire, rehire, or transfer date is after

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September 1 but before November 1 of a Plan Year, Base Salary shall be the employee’s base salary as of their hire, rehire, or transfer date, (ii) if the employee first becomes eligible for the Plan due to a promotion, Base Salary shall be the employee’s base salary in effect on the later of (A) the effective date of the promotion, or (B) September 1 of the applicable Plan Year, and (iii) if the employee first becomes eligible for the Plan following an acquisition, merger, joint venture, or other corporate transaction, Base Salary shall be the employee’s base salary in effect on the later of (A) the effective date of the transaction, or (B) September 1 of the applicable Plan Year. For employees who become ineligible for MIP during the Plan Year, Base Salary shall be their base salary in effect on the earlier of (i) the date the participant becomes ineligible or (ii) September 1 of the applicable Plan Year. For participants who do not participate in the Plan for the entire Plan Year, Base Salary shall be prorated on the basis of a 365 day year. Base Salary shall exclude commissions, overtime pay, shift differentials, bonuses and any other remuneration, except to the extent such items are included in base salary calculations under current practice or applicable law.
“Change in Control” shall mean (i) a sale of all or substantially all of the assets of the Company determined on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization, or consolidation involving the Company in which the voting shares of the Company outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50% of the outstanding voting power of such surviving or resulting entity; or (iii) the acquisition of all or a majority of the outstanding voting shares of the Company in a single transaction or series of related transactions by a person or group of persons.
“Date of Termination” shall mean the last day the participant actively performs services for the Company, determined without regard to statutory or contractual notice periods for termination of employment, dismissal, redundancy and the like, and without regard to any notice period under a severance or severance type plan.
“Disabled” means a participant is receiving benefits under a Company-sponsored long-term disability benefits plan, or if the participant does not participate in a Company-sponsored long-term disability benefits plan.
“Final Award” means the actual MIP Award to be paid to a participant. In no event may the Final Award exceed 200% of the Target Award.
“Guaranteed Award” means an award granted pursuant to Section 8.
“Plan Year” means a calendar year ending December 31.
“Target Award” means the amount determined by multiplying the Target Percentage by Base Salary.
“Target Percentage” means the participant’s MIP award opportunity expressed as a percentage of Base Salary.
6.    FORM OF PAYMENT
MIP Awards may be paid in either cash or shares at the sole discretion of the Board. In the event of a cash payment, MIP Awards will be paid in the participant’s local currency. In the event of payment in shares, the number of shares granted will be determined by applying the foreign exchange rate between U.S. Dollars and the participant’s local currency on the last day of the Plan Year.

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7.    MIP POOLS
In the January following each Plan Year, the Chief Executive Officer (“CEO”) will approve a MIP pool for Quantinuum, as applicable. Senior leaders within the Business will then allocate the pool.
8.    GUARANTEED AWARDS
In exceptional circumstances, MIP Awards may be guaranteed, subject to the prior approval of, and to any special terms, conditions, and restrictions determined by, the CHRO and CEO. Other than such stated terms and conditions, all other terms and conditions of this Plan shall apply to a Guaranteed Award. A Guaranteed Award shall not be construed as a guarantee of continued employment, a guarantee that a MIP Award will be made to the participant with respect to future periods, or a guarantee of the amount of any future MIP Award. Guaranteed Awards may exceed the otherwise applicable Plan maximum of 200% of the Target Award.
9.    TARGET PERCENTAGE CHANGES DURING THE PLAN YEAR
If a participant’s Target Percentage changes prior to July 1 of the applicable Plan Year, the participant’s year-end Target Percentage shall be used to determine the Target Award for the entire Plan Year. If a participant’s Target Percentage changes after June 30 of the applicable Plan Year, the Target Percentage will be prorated to reflect the number of days during the Plan Year at the original and year-end Target Percentages.
10.    LOSS OF MIP ELIGIBILITY
Should a Plan participant become ineligible for continued participation in the Plan on or after April 1 of the applicable Plan Year but remain actively employed by the Company, the participant may be considered for a prorated award. Payment of the award will be made at the same time and in the same manner as other MIP Awards for the applicable Plan Year. Should a MIP participant become ineligible for continued participation in the Plan prior to April 1 of the applicable Plan Year, the participant shall not be entitled to a prorated award.
11.    NEW HIRES AND PROMOTIONS TO MANAGEMENT
New hires who are eligible to participate in the Plan and current employees who first become eligible to participate in the Plan during the Plan Year will receive a prorated MIP Award; provided, however, that, except as otherwise specified in an employee’s offer or promotion letter, if the employee is hired or first becomes eligible for participation after October 31st of the Plan Year, the employee will not receive a MIP Award for the Plan Year.
12.    TRANSFERS
If a participant transfers from one Business Group to another during the Plan Year, the performance of both business units may be considered when determining the participant’s Final Award.
13.    TERMINATION
Except as expressly provided herein, all rights hereunder shall cease to accrue as of the participant’s Date of Termination. Further, a participant shall not be entitled to receive any payments under the Plan as of his/her Date of Termination. Notwithstanding the provisions of this Section 14 to the contrary, a CHRO may, in his or her sole and absolute discretion, approve the payment of a full or partial year MIP Award for the Plan Year in which the participant’s Date of Termination occurs or the prior Plan Year, as

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applicable. In such case, such full or partial year MIP Award shall be paid at the same time and in the same manner as other MIP Awards for the applicable Plan Year.
A.    VOLUNTARY OR INVOLUNTARY TERMINATION
If a participant voluntarily terminates employment from the Company, or is involuntarily terminated from the Company for any reason (including the Company’s failure to renew the participant’s employment contract), and his/her Date of Termination occurs before the date MIP Awards are paid, such participant shall be ineligible to receive a MIP Award. Notwithstanding the foregoing provision, where a payment is required by applicable law for the Plan Year in which the Date of Termination occurs, except as otherwise required by applicable law, a participant who voluntarily terminates employment from the Company or who is involuntarily terminated from the Company for any reason will be entitled to a MIP Award calculated through the participant’s Date of Termination on the same schedule and subject to the same terms, conditions, and limitations as other participants in the Plan.
B.    DEATH OR DISABILITY
If a participant dies or becomes Disabled after the end of the Plan Year but before MIP Awards are paid, the participant, or the participant’s estate if applicable, will receive a Final Award for such Plan Year. If a participant dies or becomes Disabled during the last nine months of the Plan Year, the participant will receive a prorated Final Award. Any MIP Awards made under this subsection shall be paid at the same time and in the same manner as other MIP Awards for the applicable Plan Year.
C.    CHANGE IN CONTROL
A. In the event a participant is involuntarily terminated other than for Cause within 12 months after a Change in Control, the participant will be deemed to have earned a prorated Target Award (for this subsection, Base Salary shall not be less than Base Salary determined on the Change in Control date). In such case, the participant will receive the entire MIP Award no later than 60 days following the participant’s Date of Termination. Notwithstanding anything in Section 24 to the contrary, the terms and conditions of this subsection may not be amended or otherwise modified at any time during the create any employment relationship or any obligation to pay MIP Awards in the future, whether or not such reservation is explicitly stated at the time of payment.
14.    DEFERRALS
Participants may not elect to defer the receipt of MIP Awards.
15.    WITHHOLDINGS
The Company or the participant’s local employer shall have the power and the right to (i) deduct or withhold from any amounts payable under the Plan or the participant’s pay, or (ii) require the participant to remit to the Company or the local employer, an amount sufficient to satisfy any taxes, including, but not limited to, income taxes, transfer taxes, social security contributions and National Insurance Contributions, imposed under the laws of any country, state, province, city, or other jurisdiction, which are required by law to be withheld with respect to the MIP Award.
16.    SPECIAL AWARDS AND OTHER PLANS
Nothing contained in the Plan shall prohibit the Company from granting to participants special performance or recognition awards under such conditions and in such form and manner as it deems

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appropriate in its sole and absolute discretion. In addition, nothing contained in the Plan shall prohibit the Company from establishing other incentive compensation plans for employees.
17.    PERSONAL DATA
In connection with managing and administering the Plan, the Company processes certain personal information about participants, which may include, but is not limited to, name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, shares or directorships held in the Company, and details of all MIP Awards paid or pending payment. Some of this information is collected by the participant’s local employer and is transferred to the Company, as needed, for the purposes of implementation, administration, and management of the Plan. This information may also be shared with third parties providing services to the Company in connection with the Plan, and the Company takes all necessary steps, in accordance with applicable data protection laws, to ensure that such personal information is adequately protected. Quantinuum is headquartered in the United States, and some of its subsidiaries and affiliates are located outside of the United States. The Company complies with the privacy requirements with respect to personal information of participants that is transferred from the European Union, the United Kingdom and Japan to the United States. Likewise, the Company will take all necessary measures, in accordance with applicable data protection laws, to protect personal information relating to participants located in countries with data privacy laws that is transferred to other countries. Applicable data privacy laws may provide participants the right to review and, if factually inaccurate, correct any personal information relating to them. To review their own personal information, participants should contact their local human resources department.
18.    DISCRETIONARY NATURE OF THE PLAN
A.The Company may administer the Plan from outside of the participant’s country of residence.
B.Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.
C.Except as otherwise provided by the terms of a written agreement, plan, policy or other arrangement that applies to a participant, benefits and rights provided under the Plan are not to be considered part of a participant’s salary or compensation from the participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind, except to the extent specifically provided under a Company-sponsored benefit plan.
D.Participation in the Plan and the payment of MIP Awards hereunder is entirely voluntary and at the complete discretion of the Company. Participation in the Plan, the payment of a MIP Award, or the payment of any future MIP Award shall not be deemed to create any employment relationship or any obligation to pay MIP Awards in the future, whether or not such reservation is explicitly stated at the time of payment.
E.The Plan shall not be deemed to constitute part of a participant’s terms and conditions of employment. The Company shall not incur any liability of any kind as a result of any change or amendment of the Plan at any time.
F.Participation in the Plan shall not be deemed to constitute an employment or labor relationship with the Company.

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19.    LIMITATIONS
Nothing in the Plan gives the participant any right to continue in the employ of the Company or to interfere in any way with the right of the Company to terminate the participant’s employment at any time. Payment of MIP Awards is not secured by a trust, insurance contracts or other funding medium, and the participant does not have any interest in any fund or specific asset of the Company by reason of participation in the Plan.
20.    INCORPORATION OF OTHER AGREEMENTS
The terms of the Plan shall constitute the entire understanding between the participant and the Company regarding performance-based incentives. Except as otherwise provided in Section 2, this Plan supersedes any prior agreements, commitments or negotiations concerning performance-based incentives.
21.    SEVERABILITY
The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of the other provisions of the Plan, which will remain in full force or effect. If any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
22.    GOVERNING LAW
Except as otherwise expressly stated herein, this Agreement shall be governed by and interpreted and construed according to the laws of the State of Delaware and the laws of the United States of America.
23.    AWARDS SUBJECT TO COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS
The Company reserves the right to delay or forego the granting of awards or payment of benefits under the Plan if the awards or payment of benefits hereunder would cause the Company to be in violation of the laws of the country in which the participant resides or is employed. Moreover, nothing contained in the Plan shall be deemed to supersede local law, and local law shall apply (i) to the extent inconsistent with the terms of the Plan, and (ii) to the extent the purposes of the Plan can be achieved by substituting local law for the express terms of the Plan.
24.    AMENDMENT AND TERMINATION
Quantinuum reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of any employee. Any employee whose employment continues after amendment of the Plan shall be governed by the terms of the Plan as so amended. Any employee whose employment continues after termination of the Plan shall have no right to a benefit under the Plan.

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